                           EXHIBIT 99


                                             Contact:
                                             Linda J. Crociata
                                             (716) 777-7693

FOR RELEASE:  July 1, 1994

SUMMARY:  ROCHESTER TEL ISSUES STATEMENT REGARDING NEW YORK
          STATE COURT ROYALTY DECISION


Rochester, New York - July 1, 1994 - Rochester Telephone Corporation (NYSE: RTC) today issued a statement in response to yesterday's action by a New York State Court upholding the New York State Public Service Commission's decision of July 6, 1993 endorsing royalties for companies that it regulates, including Rochester Tel. The Commission sought to exact a royalty based on Rochester Tel's investment in deregulated subsidiaries, and the company had appealed the decision to the Appellate Division of the New York State Supreme Court last year.

     Rochester Tel opposes the concept of a royalty and is extremely disappointed with the Court's decision. The company believes that it is bad public policy and runs counter to the regulatory reforms that Rochester Tel has consistently worked to initiate in New York State and in other states where it has operations. The company believes that the imposition of a royalty is not in the best interests of any of its various constituencies, including customers. Rochester Tel is currently studying its options and will decide in the near future whether or not to appeal the decision to a higher court.

The overall issue of a royalty was addressed in the company's Open Market Plan, which is pending final approval by the New York State Public Service Commission. If the plan is approved later this year, there would be no royalties imposed on the company for the period of the plan, which is anticipated to be seven years beginning January 1, 1995.

Rochester Telephone Corporation has operations that serve 1.5 million customers through 48 telecommunication companies in 21 states. The company's principal lines of business include long distance, network systems, wireless and telephone operations in the Northeast, Midwest, and South.